                                                                 EXHIBIT 10.93
                                                         EXECUTION COUNTERPART

                                   SUBLEASE

                               FURMAN SELZ LLC,
                                 SUBLANDLORD

                      DONALDSON LUFKIN & JENRETTE, INC.
                                  SUBTENANT

                                  PREMISES:

                               280 PARK AVENUE
                              NEW YORK, NEW YORK

                              TABLE OF CONTENTS

                                                                               PAGE
                                                                            --------
Section1.        Parties ...................................................     1
Section2.        Master Lease...............................................     1
Section3.        Premises...................................................     1
Section4.        Warranties.................................................     1
       4.1.      Sublandlord Warranties.....................................     1
       4.2.      Mutual Warranties..........................................     1
Section5.        Term.......................................................     2
Section6.        Rent.......................................................     2
       6.1.      Annual fixed rent..........................................     2
       6.2.      Rent Abatement.............................................     3
       6.3.      Other Rent Items...........................................     3
       6.4.      Taxes......................................................     3
       6.5.      Wage Rate..................................................     4
       6.6.      Statements.................................................     4
       6.7.      Additional Rent............................................     4
Section7.        Security Deposit...........................................     5
Section8.        Use of the Premises........................................     5
Section9.        Assignment and Subletting..................................     5
       9.1.      General....................................................     5
       9.2.      Commissions................................................     5
Section10.       Incorportion of Master Lease...............................     6
Section11.       Utilities and Services.....................................     8
Section12.       Electricity................................................     8
Section13.       Notices....................................................     8
Section14.       Time Periods for Performance...............................     9

                                     (i)

Section15.       Performance by Sublandlord.................................    10
Section16.       Enforcement of Rights......................................    10
Section17.       Delivery of Possession.....................................    11
Section18.       Insurance .................................................    11
Section19.       Alterations................................................    11
Section20.       Limitations on Sublandlord.................................    12
Section21.       Subtenant's Obligations To Maintain........................    12
Section22.       Subordination to Master Lease..............................    12
Section23.       Repairs and Maintenance of the Premises....................    13
Section24.       Interest on Unpaid Rent....................................    13
Section25.       Consent or Approval of Sublandlord and Master Landlord ....    13
Section26.       Intentionally Deleted......................................    13
Section27.       Survival...................................................    13
Section28.       Attorneys' Fees............................................    14
Section29.       Brokers....................................................    14
Section30.       Conditions to Sublease.....................................    14
Section31.       Submission of Sublease to Subtenant........................    15
Section32.       Improvements to Premises...................................    15
       32.1.     Subtenant's Work...........................................    15
       32.2.     Work Allowance.............................................    15
       32.3      Payment....................................................    15
       32.4.     Inspection.................................................    15
Section33.       Authority..................................................    16
Section34.       Directory Listings.........................................    16

                                     (ii)

                                                      PAGE
                                                    ------
Section35.     Asbestos.............................   16
Section36.     No Recording.........................   16

EXHIBITS
Exhibit A      Master Lease
Exhibit B      Premises
Exhibit C      Master Landlord Conditions Precedent

                                  (iii)

                                   SUBLEASE

   Section 1. Parties. This Sublease, dated as of June 16, 1998, is made between FURMAN SELZ LLC, a limited liability company ("Sublandlord"), and DONALDSON LUFKIN & JENRETTE, INC., a Delaware corporation ("Subtenant").

   Section 2. Master Lease. Sublandlord is the tenant under a lease dated June 29, 1997 (the "Original lease"), wherein Bankers Trust Company, a New York corporation, predecessor in interest to Boston Properties Limited Partnership ("Master Landlord"), leases to Sublandlord premises in that certain building commonly known as the Bankers Trust Company Building, East, West and Middle Building (collectively, the "Building") at 280 Park Avenue, New York, New York, comprising the "East Building" which is located on parcel A shown on Exhibit A annexed to the Master Lease and the "Middle Building" and "West Building" location on parcels B, C and D shown on Exhibit A annexed to the Master Lease consisting of approximately 205,366 rentable square feet on the entire 8th through 11th floors of the Building and the entire 12th floor of the East Building (the "Master Premises"). The Original Lease has been amended by a Lease Amendment Agreement dated August 4, 1997 (the "First Amendment") and a Letter Agreement dated Septembe 22, 1997 (the "First Letter Agreement") and a Letter Agreement dated December 29, 1997 (the "Second Letter Agreement"). The Original Lease, the First Amendment, and the Letter Agreements shall hereinafter be referred to collectively as the "Master Lease" and are attached hereto as EXHIBIT A.

   Section 3. Premises. Sublandlord hereby subleases to Subtenant on the terms and conditions set forth in this Sublease a portion of the Master Premises consisting of the entire 9th, 10th and 11th floors of the Building and entire 12th floor of the East Building conssisting of approximately 159,288 rentable square feet (the "Premises"), as more particularly described in EXHIBIT B attached hereto and made a part hereof.

   Section 4. Warranties.

          4.1 Sublandlord Warranties. Sublandlord hereby represents and warrants that (i) the Master Lease has not been amended or modified except as set forth herein (ii) EXHIBIT A represents the entire Master Lease, and (iii) Sublandlord has received no notice from Master Landlord that Sublandlord is in default or breach of any of the provisions of the Master Lease.

          4.2. Mutual Warranties. Sublandlord and Subtenant each represent and warrant that (i) this Sublease represents the entire agreement between Sublandlord and Subtenant with respect to the matters set forth therein; (ii) this Sublease was negotiated as parrt of an arms-length transaction between the parties hereto, and (iii) there are no other third parties involved with respect to this Sublease (related or otherwise), except for each party's attorneys and consultants, and the brokers referenced in Section 29 hereof.

   Section 5. Term. The term ("Term") of this Sublease shall commence (the "Commencement Date") on the third business day after Sublandlord has notified Subtenant that the conditions to the effectiveness of this Sublease set forth in Section 30 hereof have been satisfied, and end on January 30, 2014 (the "Expiration Date"), unless sooner terminated in accordance with the provisions of this Sublease. At Sublandlord's request, Subtenant shall execute a memorandum setting forth the actual Commencement Date of the Term. Possession of the Premises shall be delivered to Subtenant on the Commencement Date. If for any reason Sublandlord does not deliver possession to Subtenant on the Commencement Date, Sublandlord shall not be subject to any liability for such failure, the Expiration Date shall not be extended by the delay, and the validity of this Sublease shall not be impaired, but rent shall abate until delivery of possession. Notwithstanding the foregoing, if Sublandlord has not delivered possession of the Premises to Subtenant within sixty (60) days after the Commencement Date, then, at any time thereafter and before delivery of possession, Subtenant may give written notice to Sublandlord of Subtenant's intention to cancel this Sublease. Such notice shall set forth an effective date for such cancellation which shall be at least five (5) days after delivery of such notice to Sublandlord. If Sublandlord delivers possession to Subtenant on or before such effective date, this Sublease shall remain in full force and effect. If this Sublease shall be so canceled, any consideration previously paid by Subtenant to Sublandlord on account of this Sublease shall be returned to Subtenant, this Sublease shall thereafter be of no further force or effect, and Sublandlord shall have no further liability to Subtenant on account of such delay or cancellation. In addition, if the conditions to the effectiveness of this Sublease set forth in Section 30 have not been fully satisifed within sixty
(60) days after the date of full execution hereof, and if this Sublease is not terminated pursuant to Section 30, then, the Abatement Period (as defined in Section 6.2) shall be extended on a day for day basis for each day after the expiration of such sixty (60) day period plus the three (3) business day period referred to in the first sentence hereof, that possession of the Premises has not been delivered to Subtenant.

   Section 6. Rent

          6.1. Annual Fixed rent. Subtenant shall pay to Sublandlord annual fixed rent ("Annual Fixed Rent") pursuant to the schedule set forth below, without deduction, setoff, notice, or demand (except as provided in the Master Lease including but not limited to the right to set-off contained in Section
21.10 of the First Amendment), at 135 East 57th Street, New York, New York 10022 or at such other place as Sublandlord shall designate from time to time by notice to Subtenant. Annual Fixed Rent shall be payable in monthly installments, in advance, on the first day of each month of the Term, subject to Section 6.2 hereof. All remittances by Subtenant for rent shall be drawn on a member bank of the New York Clearinghouse Association.

                        SCHEDULE OF ANNUAL FIXED RENT

 PERIOD OF TERM                    ANNUAL FIXED RENT  MONTHLY INSTALLMENT
---------------------------------  ----------------- -------------------
Comencement Date through
 01/31/04.........................   $7,645,824.00        $637,152.00


 02/01/04 through
 01/31/09.................  $8,282,976.00    $690,248.00
 02/01/09 through
 01/30/14.................  $9,079,416.00    $756,618.00


          6.2. Rent Abatement. Notwithstanding the provisions of Section 6.1 of this Sublease, provided that Subtenant is not otherwise in default of a material provision hereunder (after receipt of notice and expiration of any applicable cure period), from the Commencement Date through November 1, 1998 monthly installments of Annual Fixed Rent and Additional Rent (other than the charge for electricity) shall be abated in full (the "Abatement Period"). Upon the expiration of the Abatement Period, monthly installments of Annual Fixed Rent shall be payable in full in accordance with the terms of Section 6.1.

          6.3. Other Rent Items. The Annual Fixed Rent does not take into account increases in Taxes (as defined in Section 6.4) and/or Wage Rate (as defined in Section 6.5) payable by Subtenant during the Term of this Sublease. Provision therefor is hereinafter made in Sections 6.4 and 6.5 and the rent payable hereunder shall be increased and Subtenant shall pay such increases in Taxes and Wage Rate as Additional Rent (as defined in Section 6.7). Further, Annual Fixed Rent does not include an electric current charge, provision for which is made in Section 12 hereof, and Subtenant shall pay such charge as Additional Rent as provided therein.

          6.4. Taxes. The Master Lease requires Sublandlord to pay to Master Landlord a portion of the "Taxes" on the "Real Property", as those terms are defined in Section 2.3(a) of the Master Lease (the "Taxes"). "Subtenant's Percentage", as used herein, shall mean a fraction (expressed as a percentage) of which the numerator is the rentable square foot area of the Premises and the denominator is the total rentable square foot area of the Building. In the event that the rentable square feet in the Premises is reduced pursuant to the provisions of this Sublease or the Master Lease, such numerator shall be adjusted in accordance with the rentable square feet so affected, as determined based on the measurements shown on Exhibit H attached to the Master Lease. In the event that the rentable square feet in the Building is increased or decreased, such denominator shall be adjusted in the same proportion as such adjustment is made pursuant to the Master Lease in accordance with the rentable square feet so increased or decreased, based on the building measurement systems used in determining the measurements shown on Exhibit H attached to the Master Lease. As of the Commencement Date, Subtenant's Percentage by mutual agreement of the parties is (x) 22.23% for that portion of the Premises located in the East Building ("Subtenant's East Building Percentage") and 9.08% for that portion of the Premises located in the Middle Building and West Building ("Subtenant's Middle and West Building Percentage") and (y) 13.29% for the entire Building without duplication. Notwithstanding anything contained herein to the contrary, in no event shall Subtenant's Percentage of the Taxes exceed the (x) 77.5630% of what Sublandlord shall pay to Landlord under the Master Lease for the Master Premises as currently constituted. Throughout the Term, Subtenant shall pay to Sublandlord the amounts chargeable pursuant to Article 2 of the Master Lease for increases in Taxes calculated as though "Tenant's East Building Percentage", "Tenant's Middle and West Building Percentage" and "Tenant's Percentage" were Subtenant's East Building Percentage,

Subtenant's Middle and West Building Percentage and Subtenant's Percentage, respectively. Such Taxes or any estimates thereof shall be payable by Subtenant to Sublandlord as and when the Taxes or such estimates are payable by Sublandlord to Master Landlord pursuant to the Master Lease, provided that Subtenant shall receive at least fifteen (15) days prior written notice of the amount due. When adjustments between estimated and actual Taxes are made under the Master Lease, the obligations of Sublandlord and Subtenant hereunder shall be adjusted in a like manner. If any such adjustment shall occur after the expiration or earlier termination of the Term, then the obligations of Sublandlord and Subtenant under this Section 6.4 shall survive such expiration or termination. Sublandlord shall furnish Subtenant with copies of any statements submitted by Master Landlord of actual or estimated Taxes as they relate to the Premises during the Term.

          6.5. Wage Rate. Pursuant to Section 2.5 of the Master Lease Sublandlord is required to pay to Master Landlord increases in the "Wage Rate" over the "Base Wage Rate" (the "Wage Escalation Payment") as such terms are defined in the Master Lease. Subtenant shall be responsible for Subtenant's pro rata share of such Wage Escalation Payments calculated in accordance with, and in the same per rentable square foot amount as set forth in, Section 2.5 of the Master Lease except that the number of rentable square feet of the Premises shall be used in place of the number of rentable square feet of the Master Premises in such calculation. Such Wage Escalation Payments are payable by Subtenant to Sublandlord as and when the Wage Escalation Payments are payable by Sublandlord to Master Landlord under the Master Lease except that Subtenant shall receive at least twenty (20) days prior written notice before such amount is due.

          6.6 Statements. Subject to Section 2.6 of the Master Lease, any tax or wage rate comparative statement sent to Subtenant which has been delivered by Master Landlord to Sublandlord shall be conclusively binding upon Subtenant.

          6.7. Additional Rent. All amounts over and above, or in addition to, the Annual Fixed Rent which are payable by Subtenant to Sublandlord under the terms of this Sublease on account of the Premises, including but not limited to the increases in Taxes described in Section 6.4, the Wage Rate increases described in Section 6.5, and the electric current charge in Section 12, shall be deemed "Additional Rent" hereunder and Sublandlord shall have all the rights and remedies in the event of the nonpayment thereof as it would have had in the event of the nonpayment of any installment of the Annual
Fixed Rent. (The Annual Fixed Rent and Additional Rent are sometimes collectively referred to in this Sublease as the "rent.")

   If Sublandlord shall receive from the Master Landlord any refund of or credits with respect to any amounts for which Subtenant shall have paid Additional Rent to Sublandlord or Master Landlord, Sublandlord shall pay or credit, as the case may be, to Subtenant, within thirty (30) days of receipt of such refund or credit by Sublandlord, the pro rata portion of such refund which is equitably attributable to amounts paid by Subtenant as Additional Rent hereunder. Sublandlord shall reasonably cooperate with Subtenant in seeking any refund or credit due Subtenant from Master Landlord. If any action for a refund or credit of rent paid by Subtenant under this Sublease against Master Landlord in Subtenant's name is barred by reason of lack of privity, nonassignability or otherwise, then Subtenant, at Subtenant's sole expense, may bring such action in Sublandlord's name and Sublandlord shall execute all documents reasonably required therewith; provided, however, Subtenant shall defend, indemnify and hold Sublandlord harmless from all claims, costs, claims, expenses and liabilities, including, without limitation, reasonable attorneys' fees and costs, arising out of or in connection with any such action by Sublandlord, at Subtenant's request, or by Subtenant. The foregoing obligations shall survive the expiration or termination of this Sublease.

   Section 7. Security Deposit. (Intentionally Deleted)

   Section 8. Use of the Premises. The Premises shall be used and occupied only for offices for administrative and support purposes including, but not limited to, human resources, tax, treasury, technology, internal audit, internal premises and internal services, graphics, curator, legal and corporate secretary functions, operations and back office operations and not for private banking, retail operations or for customers and for no other use whatsoever. Subtenant will not at anytime use or occupy the premises in violation of the certificate of occupancy issued for the Building, a copy of which is annexed as Exhibit J to the Master Lease.

   Tenant and Subtenant acknowledge that Bankers Trust Company shall be a third party beneficiary to the use restrictions set forth in this Section 8 and Bankers Trust Company shall be entitled independently to enforce such restrictions by injunction or otherwise. Tenant and Subtenant agree to execute and deliver at the request of Bankers Trust Company an agreement with Bankers Trust Company confirming the foregoing.

   Section 9. Assignment and Subletting.

          9.1. General. Neither this Sublease, nor the Term and estate hereby granted, nor any part hereof or thereof, nor the interest of Subtenant in any sublease or the rentals thereunder, shall be assigned, mortgaged, pledged, encumbered or otherwise transferred by Subtenant, and neither the Premises, nor any part thereof, shall be encumbered in any manner by reason of any act or omission on the part of Subtenant or anyone claiming under or through Subtenant, nor shall the Premises be sublet, or offered or advertised for subletting, or used or occupied or permitted to be used or occupied, or utilized for desk space or for mailing privileges, by anyone other than Subtenant or for any purpose other than as permitted by this Sublease, except
(i) in accordance with and subject to all the terms and provisions of the Master Lease including, without limitation, Articles 3 and 11 thereof, and
(ii) with the prior written consent of Master Landlord and Sublandlord (with Sublandlord's consent not to be unreasonably withheld) in each instance; provided, however, Sublandlord hereby agrees that if the Master Landlord consents to an assignment or a sublet by Subtenant, Sublandlord shall also consent to such assignment or sublet provided that in the event same shall increase the obligations of Sublandlord under the

Master Lease, Subtenant hereby agrees to indemnify Sublandlord for any loss, cost or expense actually incurred by Sublandlord in connection with any increased obligations of Sublandlord under the Master Lease.

          9.2. Commissions. Sublandlord shall have no liability for brokerage commissions incurred with respect to any assignment of this Sublease or any sub-subletting of the Premises by or on behalf of Subtenant. Subtenant shall pay, and shall indemnify and hold Sublandlord harmless from and against any and all cost, expense (including reasonable attorneys' fees and costs) and liability in connection with any compensation, commissions or charges claimed by any broker or agent with respect to any such assignment or subletting.

   Section 10. Incorporation of Master Lease. Except as set forth below, the terms, covenants and conditions of the Master Lease (collectively, the "Incorporated Provisions") are incorporated herein by reference. The provisions below which are deemed deleted from this Sublease are specifically excluded from the Incorporated Provisions and shall not be binding upon Subtenant and shall not be incorported into the terms of this Sublease. Except to the extent that the Incorporated Provisions are inapplicable or are modified by the provisions of this Sublease, the Incorporated Provisions binding or inuring to the benefit of Master Landlord thereunder shall, in respect of this Sublease, bind or inure to the benefit of Sublandlord, and the Incorporated Provisions, binding or inuring to the benefit of the tenant thereunder shall, in respect of this Sublease, bind or inure to the benefit of Subtenant, with the same force and effect as if such Incorporated Provisions were completely set forth in this Sublease, and as if the words "Landlord" and "Tenant", or words of similar import, wherever the same appears in the Incorporated Provisions, were construed to mean, respectively, "Sublandlord" and "Subtenant" in this Sublease, and as if the words "Demised Premises", or words of similar import wherever the same appear in the Incorporated Provisions, were construed to mean "Premises" in this Sublease, and as if the word "Lease", or words of similar import, wherever the same appear in the Incorporated Provisions, were construed to mean this "Sublease", and as if the words "Tenant's Initial Construction", or words of similar import, wherever the same appear in the Incorporated Provisions, were construed to mean "Subtenant's Work" (as defined in Section 32 hereof) respectively. Notwithstanding any other provision hereof, except as specifically set forth herein, incorporating such provisions herein shall not obligate Sublandlord or be construed as obligating Sublandlord to assume or agree to perform any obligations of Master Landlord or to be responsible for any representations or warranties of Master Landlord under the Master Lease. Notwithstanding the foregoing:

               (a) from the Original Lease the following provisions shall be deemed deleted for the purpose of incorporation herein: Sections 1.1(f), (h), and (t), 2.1, 2.3(f), 3.1(a), 3.2, the first sentence of 3.5, 7.6, the second and third sentences of Section 13.1, 25.1, 26.15(c), 26.16, 26.17, the third sentence of 26.18(a), 28.1, and 35.2 through 35.6 inclusive, and all of Articles 32, 39, 40, 43, 44, and 45; and Exhibits A, B, E, F, G and M and all references in the Master Lease to such exhibits;

               (b) from the First Amendment the following provisions shall be deemed deleted for the purpose of incorporation here: Sections 1, 2 (except for the first sentence thereof), the second sentence of 3, Sections 4, 5, 8, 10, 11, 12 and 13 from Exhibit 1 of the First Amendment 1, 2, 5 and 6; and in Section
4 of Exhibit 1, in Subsection 21.7, the "Landlord's Commitment" amount shall be deemed to be $6,371,520.00, and Sub-Sebsection 21.9(c) shall be deemed to be deleted;

               (c) in the Original Lease where reference is made in the following provisions to "Landlord", the same shall be deemed to refer both to "Master Landlord" and "Sublandlord" hereunder: Sections 8.1, 8.2(a) and (c), 8.3, 8.4(b), the second sentence of 8.4(c) and 8.5;

               (d)  in the Original Lease in Sections 8.6 and 35.1 and in
Article 41 and in the First Amendment in Section 9 where reference is made to "Landlord", the same shall be deemed to refer only to "Master Landlord" hereunder;

               (e) in the sixth sentence of Section 7.1 of the Original Lease, the words "Subtenant shall" shall be inserted between "at any time or times" and "execute, acknowledge and deliver;"

               (f) in Section 11.8 of the Original Lease, "one hundred percent (100%)" shall be substituted for "fifty percent (50%)" wherever it appears;

               (g) in Section 21.2 of the Original Lease, the amount $120,000 shall be reduced to $93,076;

               (h) with respect to the services to be provided by "Landlord" pursuant to Article 26 of the Original Lease, such services shall be the sole responsibility of Master Landlord and Subtenant shall, if requested to do so by Sublandlord and if permitted to do so by Master Landlord, make all requests for overtime and extra services directly to Master Landlord;

               (i) in Section 26.3(f) of the Original Lease, the references to "one hundred fifty (150) tons" in the first and second sentences shall be changed to "one hundred sixteen and 35/100ths (116.35) tons", and the references to "twenty-five (25) tons" in the second to last sentence shall be changed to "nineteen and 4/10ths (19.4) tons";

               (j) notwithstanding the incorporation herein of Articles 9 and 10 and Section 26.14 of the Original Lease, Subtenant shall be entitled to rent abatement for the Premises only to the extent rent is correspondingly abated as to Sublandlord's rent obligation to Master Landlord for the Premises pursuant to such provisions of the Master Lease; and

               (k) if any of the express provisions of this Sublease shall conflict with any of the Master Lease provisions incorporated by reference, such conflict shall be resolved in every instance in favor of the express provisions of this Sublease.

          To the extent incorporated herein by reference, Subtenant assumes and agrees to perform the tenant's obligations under the Master Lease during the Term to the extent that such obligations are applicable to the Premises except that the obligation to pay annual "Fixed Rent," and "Tenant's East Building Percentage", "Tenant's Middle and West Building Percentage" and "Tenant's Percentage" of increases in "Taxes," and increases in the "Wage
Rate" to Master Landlord, as those terms are defined in and pursuant to the terms of the Master Lease, shall be considered performed by Subtenant to the extent and in the amount Annual Fixed Rent and Subtenant's East Building Percentage, Subtenant's Middle and West building Percentage and Subtenant's Percentage of increases in Taxes and increases in Wage Rate are paid by Subtenant to Sublandlord in accordance with Section 6 of this Sublease. Subtenant shall not commit or suffer any act or ommission that will violate any of the provisions of the Master Lease.

          Notwithstanding the provisions of clause (h) hereinabove, to the extent that the occupant of the eight (8th) floor of the Master Premises is subject to the Master Lease and consents to Subtenant's use of any portion of the tonnage capacity otherwise allocable to the eighth (8th) floor occupant, Subtenant shall be entitled to increase its tonnage capacity allocations in clause (h) by such amount.

          Notwithstanding the deletion of Sections 26.16 and 26.17 of the Master Lease pursuant to clause (a) hereinabove, to the extent that Master Landlord agrees in writing, at its sole option, to allow Subtenant the rights granted under either or both of such sections of the Master Lease, such sections so agreed to by Master Landlord shall be deemed incorporated herein.

   Section 11. Utilities and Services. Subtenant shall be entitled to all those services and utilities which the Master Landlord is required to provide to the Premises pursuant to Article 26 and Exhibit D of the Master Lease. Subtenant shall look solely to the Master Landlord for the provision of such services and utilities and, except to the extent specifically set forth herein, Sublandlord shall not be responsible for Master Landlord's failure to provide the same. To the extent that Master Landlord charges Sublandlord for any additional service or utility provided to the Premises beyond the basic services and utilities that are required to be supplied by the Master Lease without charge, including but not limited to additional cleaning and after hours and/or supplemental HVAC, Subtenant shall pay for such charges, as Additional Rent, within the time period (less two business days) and upon receipt of such invoices from Master Landlord as are provided for in the Master Lease.

   Section 12. Electricity. Subtenant shall pay for all electricity furnished to the Premises pursuant to the terms of Section 26.4 of the Master Lease as incorporated herein pursuant to Section 10 hereof.

   Section 13. Notices. All notices and demands which may be or are required or permitted to be given by either party hereunder shall be in writing. All notices and demands shall be sent by personal delivery or United States mail, registered or certified, return receipt requested, postage prepaid, or by Fed Ex or other nationally recognized overnight carrier with an invoice evidencing receipt, addressed as set forth below, or to such other place as a party may from time to time designate in a written notice to the other party. All notices and demands hereunder shall by deemed to have been served and given, (a) if sent by registered or certified mail, postage prepaid, return receipt requested, five (5) business days after deposit with the United States Postal Service, or (b) if sent by Fed Ex or other nationally recognized overnight courier with an invoice evidencing receipt, the next business day, or (c) if served personally, on the date of delivery (provided written acknowledgment of receipt is given and delivery is made before 5:00 p.m. on a business day).

 To Sublandlord:            Furman Selz LLC
                            230 Park Avenue
                            New York, New York 10169
                            Attn: Mr. Steven D. Blecher

with a copy to:             Sullivan & Worcester LLP
                            767 Third Avenue
                            New York, New York 10017
                            Attn: Charles M. Dubroff, Esq.

To Subtenant:               Donaldson Lufkin & Jenrette
                            277 Park Avenue
                            New York, New York 10172
                            Attn: Mr. George P. Twill

with a copy to:             Skadden, Arps, Slate, Meagher & Flom
                            919 Third Avenue
                            New York, New York 10022
                            Attn: Wallace L. Schwartz, Esq.

To Master Landlord:         Boston Properties Limited Partnership
                            c/o Boston Properties, Inc.
                            599 Lexington Avenue
                            New York, New York 10022

 with a copy to:       Mintz, Levin, Cohn, Ferris,
                       Glovsky & Popeo, P.C.
                       One Financial Center
                       Boston, MA 02111
                       Attn: Stuart A. Offner, Esq.

   Section 14. Time Periods for Performance. Notwithstanding the provisions of Section 10 of this Sublease, the time limits contained in the Master Lease for the giving of notices, making of demands or performing of any act, condition or covenant on the part of tenant under the Master Lease, as incorporated herein, or for the exercise by tenant thereunder of any right, remedy or option incorporated herein are changed for the purpose of incorporation herein by reference by shortening the same, in each instance, by two (2) business days, so that, in each instance, Subtenant shall have two
(2) business days less time to observe or perform hereunder than Sublandlord has as tenant under the Master Lease. If the Master Lease, as incorporated herein, only allows five (5) days or less for Subtenant to perform any act or to correct any failure relating to the Premises or this Sublease, then, Subtenant shall not be in technical default hereunder so long as Subtenant performs prior to the date or time required for Sublandlord's performance under the Master Lease.

   Section 15. Performance by Sublandlord. Sublandlord shall not default under the Master Lease or cause a termination, cancellation or surrender thereof (other than due to a casualty or eminent domain action) which results in a termination, cancellation or surrender of this Sublease without recognition of this Sublease and all of Subtenant's rights and obligations hereunder by Master Landlord, provided that Master Landlord shall not be liable for any previous act or omission of Sublandlord under this Sublease. Sublandlord shall comply with the terms and provisions of the Master Lease, but Sublandlord shall not be required to furnish, supply or install anything required under the Master Lease and Subtenant shall look solely to Master Landlord for such furnishing, supplying and installation. Sublandlord agrees to promptly send to Subtenant copies of all notices of default pertaining to the Master Lease which Sublandlord receives during the term of this Sublease. Except as provided specifically herein, Sublandlord shall have no liability or responsibility whatsoever for Master Landlord's failure or refusal to perform under the Master Lease, except to the extent such failure or refusal to perform (or the interruption of services) is permitted under the terms of the Master Lease and is due solely to the default of Sublandlord under the Master Lease or this Sublease. Sublandlord agrees that it shall indemnify and hold harmless Subtenant from and against any and all loss, claim, damage, cost or expense (including, without limitation, reasonable attorneys' fees and disbursements) which Subtenant shall suffer or incur in connection with a default by Sublandlord under the Master Lease (other than if such default is caused by Subtenant) or the voluntary termination, surrender or cancellation of the Master Lease by Sublandlord (other than due to casualty or eminent domain action) which results in a termination, cancellation or surrender of this Sublease without recognition of this Sublease and all of Subtenant's rights and obligations hereunder by Master Landlord, provided that Master Landlord shall not be liable for any previous act or omission of Sublandlord under this Sublease.

          In the event Sublandlord shall default in the performance of its obligations under the Master Lease beyond any applicable grace period, Subtenant shall have the right (to the extent agreed to by Master Landlord) to cure such default upon five (5) days prior written notice to Sublandlord of its decision so to do. Sublandlord shall indemnify and hold Subtenant harmless for all reasonable costs incurred and paid by Subtenant in effecting such cure.

   Section 16. Enforcement of Rights. If Master Landlord defaults in any of its obligations under the Master Lease with respect to the Premises, and if, after written request from Subtenant, Sublandlord elects not to take action, whether legal action or otherwise, for the enforcement of Sublandlord's rights against Master Landlord, Subtenant shall have the right to take such action in its own name and, for that purpose and only to such extent, all the rights of Sublandlord under the Master Lease with respect to the Premises shall be and are hereby conferred upon and assigned to Subtenant, and Subtenant shall be subrogated to such rights to the extent they apply to the Premises. Sublandlord shall cooperate with Subtenant using commercially reasonable and diligent efforts in connection with Subtenant's efforts to enforce Master Landlord's obligations under the Master Lease, or to contest Master Landlord's computations of Additional Rent or other fees and charges. In the event that any action by Subtenant hereunder is legally required or required under the provisions of the Master Lease, to be brought in Sublandlord's name, any such demands, authorizations and requests, pleadings and/or other papers that may be reasonably required shall be signed by Sublandlord. Subtenant shall defend, indemnify and hold Sublandlord harmless from all claims, costs and liabilities, including reasonable attorneys' fees and costs, arising out of or in connection with any action by Sublandlord, at the request of Subtenant, or by Subtenant. Any recovery so obtained by Subtenant shall be the property of Subtenant. Notwithstanding any other provision hereof, Sublandlord's obligation hereunder to cooperate with Subtenant shall be subject to Subtenant's not being in default of a material obligation under this Sublease (after notice and expiry of any applicable grace period). As used herein the term "commercially reasonable efforts" shall not include, inter alia, the institution of litigation or arbitration (except with respect to any action by Subtenant at its sole cost which is required to be brought in Sublandlord's name), or the payment of money or other consideration (except to the extent that Subtenant agrees to make such payments on Sublandlord's behalf or reimburse Sublandlord for any such payments, as elected by Sublandlord).

          Notwithstanding the foregoing, provided Subtenant is not in default hereunder (including but not limited to its obligation to pay Fixed Rent and Additional Rent hereunder), in any such extent beyond any applicable notice and grace periods provided hereby Sublandlord hereby, covenants and agrees that it shall not exercise its right to terminate the Master Lease and shall not exercise its right to have Master Landlord restore the Premises (unless such restoration by Master Landlord is requested by Subtenant within thirty
(30) days of the occurrence of such casualty or condemnation proceeding) in connection with such casualty or condemnation.

   Section 17. Delivery of Possession. The Premises shall be delivered in their "as is" condition, broom clean, as of the Commencement Date without representation or warranty of any kind. Subtenant acknowledges that is has inspected the Premises and found them to be in acceptable condition.

   Section 18. Insurance. Subtenant shall comply with all of the insurance requirements and obligations of Sublandlord, as tenant under the Master Lease, set forth in Article 8 (or any other section) of the Master Lease in respect of the Premises.

   Section 19. Alterations. Notwithstanding the provisions of Article 4 of the Master Lease as incorporated herein pursuant to Section 10 hereof, all references in Article 4 of the Master Lease to "Landlord" shall be deemed to refer to Master Landlord and Sublandlord; provided, however, that Sublandlord will grant its consent or approval in any instance where Master Landlord has granted its consent or approval. Prior to commencing work on any alteration, addition, or improvement to the Premises ("Alteration") for which Master Landlord's consent or approval is required pursuant to the terms of Article 4 of the Master Lease, Subtenant shall deliver to Sublandlord, a copy of Master Landlord's consent or approval, as the case may be. Sublandlord and Subtenant agree that the provisions of the Master Lease incorporated herein pursuant to
Section 10 hereof, including but not limited to Article 4, shall apply to all work to be performed by, at the request of, or on behalf of Subtenant in the Master Premises in the same manner as such provisions would apply to any work of Sublandlord in the Premises under the Master Lease. Subtenant acknowledges and agrees that, notwithstanding anything herein to the contrary, Sublandlord shall have no responsibility whatsoever for the installation or proper functioning of, cost of correcting, or removal upon Sublease termination as may be required by the Master Lease of any of Subtenant's Alterations (as opposed to any Alterations to the Premises made by Sublandlord) or any compliance requirements of the Master Lease in connection therewith, and Subtenant shall bear the entire cost, responsibility and liability therefor.

   Section 20. Limitations on Sublandlord.

                (a) Subtenant acknowledges that Sublandlord has made no representations or warranties with respect to the Building or the Premises except as expressly provided in this Sublease.

                (b) If Sublandlord assigns its leasehold estate in the Master Premises, Sublandlord shall have no obligation to Subtenant arising thereafter. Subtenant shall then recognize and attorn to Sublandlord's assignee as the sublandlord under this Sublease.

                (c) Sublandlord shall not be required to perform any of the covenants and obligations of Master Landlord under the Master
Lease and, insofar as any of the obligations of the Sublandlord hereunder are required to be performed under the Master Lease by Master Landlord, Subtenant shall rely on and look solely to Master Landlord for the performance thereof.

   Section 21. Subtenant's Obligations To Maintain. Subtenant shall keep the Premises in good order and condition and as otherwise required pursuant to the Master Lease as incorporated herein.

   Section 22. Subordination to Master Lease. This Sublease is expressly subject and subordinate to the Master Lease and all of the obligations of tenant thereunder and if the Master Lease terminates with respect to the Premises in the event of any re-reentry or dispossession by Master Landlord under the Master Lease, this Sublease shall terminate unless Master Landlord, has agreed to deliver to Subtenant a "Landlord's Non-Disturbance Agreement" as defined in and subject to Section 11.9 of the Master Lease. Sublandlord agrees to request Landlord's Non-Disturbance Agreement on behalf of Subtenant in accordance with Section 11.9 of the Master Lease. Sublandlord hereby covenants and warrants that it shall not terminate, cancel or surrender the Master Lease, except in connection with a casualty or eminent domain action (unless Subtenant notifies Sublandlord within thirty (30) days of such casualty or institution of such action not to exercise its termination, surrender, or cancellation option), unless it shall have received Master Landlord's agreement to recognize this Sublease and all of Subtenant's rights and obligations hereunder provided that Master Landlord shall not be liable for any previous act or omission of Sublandlord under this Sublease. Subtenant shall indemnify and hold Sublandlord harmless from and against any and all claims, suits, liabilities, costs and expenses, including attorney's fees and costs, asserted against or sustained by Sublandlord under the Master Lease with respect to the Premises or arising out of or in connection with a termination of the Master Lease resulting from a breach by Subtenant of this Sublease or a holdover by Subtenant. Subtenant shall not do, anything which constitutes a default under the terms of the Master Lease or causes a termination thereof.

   Section 23. Repairs and Maintenance of the Premises. Any repair and maintenance obligations with respect to the Premises which are the responsibility of Sublandlord, as tenant under the Master Lease, shall be performed by Subtenant, at Subtenant's sole cost and expense (except with respect to any repairs or maintenance which are caused due to the act or negligence of Sublandlord, which repairs and maintenance shall be at Sublandlord's sole cost and expense). Subtenant shall promptly notify Sublandlord of the need for any such repair, even though Sublandlord shall not be responsible or liable therefor.

   Section 24. Interest on Unpaid Rent. All installments of Annual Fixed Rent, Additional Rent, and any other charges which are not paid by Subtenant when due shall bear interest from the date due until paid, at a rate equivalent to the prime rate in effect from time to time at Citibank N.A. plus two percent (2%), in no event to exceed the maximum legal rate.

   Section 25. Consent or Approval of Sublandlord and Master Landlord. If the consent or approval of Master Landlord is required under the Master Lease with respect to any matter relating to the Premises or this Sublease, then notwithstanding any other provision hereof, it shall also be required of Sublandlord hereunder. However, Sublandlord agrees that it shall not withhold or delay its consent or approval provided that the consent or approval of the Master Landlord has been obtained and that as a result thereof, Sublandlord does not incur any additional liability or obligations under the Master Lease. Sublandlord shall cooperate with Subtenant in obtaining the consent or approval of the Master Landlord, and shall, upon request of Subtenant, promptly make any such request and submit any necessary information (after Sublandlord's receipt of such information from Subtenant) for the consent or approval of the Master Landlord. Subtenant shall be required to send to Sublandlord a copy of any request for consent or approval delivered to Master Landlord by it. Subtenant shall be responsible for any costs or expenses payable under the Master Lease or otherwise reasonably incurred by Sublandlord in connection with requesting for Master Landlord's consent or approval on behalf of Subtenant with respect to any matter as to which Master Landlord's consent or approval is required under the Master Lease or hereunder.

   Section 26. Intentionally Deleted

   Section 27. Survival. Except as otherwise set forth in this Sublease, any obligations of Subtenant (including, without limitation, rent and other monetary obligations, repair, removal and restoration obligations and obligations to indemnify Sublandlord) or Sublandlord, shall survive the expiration or sooner termination of this Sublease, and the obligated party shall immediately reimburse the other party for any expense incurred by the other party in curing the obligated party's failure to satisfy any such obligation (notwithstanding the fact that such cure might be effected by the other party following the expiration or earlier termination of this Sublease).

   Section 28. Attorney's Fees. If Sublandlord or Subtenant shall commence an action against the other arising out of or in connection with this Sublease, the prevailing party shall be entitled to recover its costs of suit and reasonable attorney's fees.

   Section 29. Brokers. Sublandlord and Subtenant warrant and represent that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Sublease except for Cushman & Wakefield, Inc. ("C&W") and DLJ Realty Services, Inc. ("DLJRS"), and that they know of no other real estate broker or agent who is or might be entitled to a commission in connection with this Sublease. Sublandlord shall be responsible for any commission which may be owed to C&W and DLJRS in connection with this Sublease pursuant to a separate agreement. Sublandlord and Subtenant each agree to indemnify, defend and hold the other party harmless from and against any and all liabilities or expenses, including, without limitation, reasonable attorney's fees and disbursements, arising out of or in connection with any inaccuracy or alleged inaccuracy in the foregoing representations.

   Section 30. Conditions to Sublease. Notwithstanding any other provision hereof, the effectiveness of this Sublease and the rights and obligations of the parties hereto are subject to (i) Sublandlord's receipt of Master Landlord's written consent to this Sublease pursuant to the terms of the Master Lease on or before sixty (60) days from the date of the full execution hereof with concomitant release of Sublandlord's liabilities under the Master Lease (the "Condition

Expiry Date"); (ii) unless waived in writing by Subtenant on or prior to the Condition Expiry Date a "Landlord's Non-Disturbance Agreement" from Master Landlord, as defined in and pursuant to Section 11.9 of the Master Lease;
(iii) unless waived in writing by Subtenant on or prior to (ninety (90) days from the execution hereof) a subordination, non-disturbance and attornment agreement from Master Landlord's current mortgagee (which will not obligate such mortgagee, inter alia, to perform work or pay work allowances); and (iv) unless waived in writing by Subtenant on or before the Condition Expiry Date, an agreement by Master Landlord with respect to all of the items set forth on EXHIBIT C attached hereto and made a part hereof (the "Master Landlord Conditions Precedent"). In the event that any of the foregoing conditions (to the extent not waived in writing by Subtenant, if so waivable) are not satisfied within the stated time period, then Sublandlord and Subtenant shall each have the right to terminate this Sublease upon notice to the other, and upon any such termination this Sublease shall be null and void and of no further force and effect. Upon Sublandlord's request, Subtenant shall reasonably cooperate with Sublandlord in obtaining Master Landlord's consent to this Sublease.

   Section 31. Submission of Sublease to Subtenant. The submission by Sublandlord to Subtenant of this Sublease shall have no binding force or effect, shall not constitute an option for the subleasing of the Premises nor confer any rights, or impose any obligations upon either party until the execution thereof by Sublandlord and the delivery of an executed original copy thereof to Subtenant or its representative.

   Section 32. Improvements to Premises.

          32.1 Subtenant's Work. Subtenant intends to install certain initial Alterations in the Premises, at its sole cost and expense, subject to Subtenant's right to reimbursement from Sublandlord pursuant to Section 32.3. Subtenant hereby covenants and agrees that Subtenant will, in a good and workmanlike manner, make and complete such work and installation in and to the Premises in conformance with all the requirements of the Master Lease and this Sublease, including, without limitation, the provisions of Section 19 hereof and Section 4 of Exhibit 1 of the First Amendment as such terms are incorporated herein pursuant to Section 10 hereof. The work set forth in Subtenant's final plans for its initial Alterations to the Premises approved in writing by Master Landlord and Sublandlord shall hereinafter be called "Subtenant's Work".

          32.2 Work Allowance. Sublandlord shall provide to Subtenant an allowance not to exceed the amount of Six Million Three Hundred Seventy-One Thousand Five Hundred Twenty and no/100ths Dollars ($6,371,520.00) (the "Work Allowance") to be applied solely against Subtenant's Work. In the event Sublandlord fails to make required payments of the Work Allowance within thirty (30) days of Subtenant's written notice to Sublandlord of its failure so to do, Subtenant shall have the right to set-off said costs pursuant to
Section 21.10 of the First Amendment of the Master Lease in the event of a default in said obligation by Sublandlord.

          32.3. Payment. Provided that Subtenant is not in default of any material obligation hereunder (beyond any applicable notice and cure periods), the Work Allowance shall be payable in the same manner and pursuant to all the terms and conditions as set forth for Master Landlord's payment of "Landlord's Contribution" to Sublandlord contained in Section 4 of Exhibit 1 of the First Amendment and otherwise in accordance with the terms of the Master Lease; provided, however, in no event shall Sublandlord be liable for any payment of the Work Allowance to Subtenant for Subtenant's Work unless and until Subtenant shall have made a requisition for payment and met all the conditions for payment as set forth in Section 4 of Exhibit 1 of the First Amendment, as incorporated herein.

          32.4 Inspection. At any reasonable time, upon reasonable prior notice and in the company of a representative of Subtenant, during the progress of Subtenant's Work, representatives of Sublandlord and Master Landlord shall have the right of access to the Premises and inspection thereof; provided, however, that neither Sublandlord nor Master Landlord shall incur any liability, obligation or responsibility to Subtenant or any third party by reason of such access and inspection.

          33. Authority. Each signatory hereto represents that it has the proper authority to enter into this Sublease and that its execution and delivery hereof have been duly authorized by all necessary partnership or corporate action, as the case may be; that no consents or authorizations are required for the effectiveness of this Sublease; and that this Sublease is binding and enforceable against it.

   Section 34. Directory Listings. Sublandlord, subject to the provisions of the Master Lease, shall use commercially reasonable and diligent efforts to ensure that Master Landlord shall maintain listings on the Building directory of the name of Subtenant, and the names of any of their officers and employees, provided that the names so listed shall not take up more than Subtenant's proportionate share of Sublandlord's space on the building directory allotted to Sublandlord pursuant to the provisions of the Master Lease.

   Section 35. Asbestos. Sublandlord shall deliver to Subtenant within five
(5) days of the date hereof any ACP-5 certificates relating to the Premises delivered to Sublandlord by Master Landlord pursuant to the Master Lease.

   Section 36. No Recording. Neither this Sublease nor an abstract hereof shall be recorded.

   This Sublease has been executed on the day and year first written above.

                           [SIGNATURE ON NEXT PAGE]

SUBLANDLORD:

FURMAN SELZ LLC

By: /s/ Steven D. Blecher
    ---------------------------------
    Name: Steven D. Blecher
    Title: Executive Vice President




By:
    ----------------------------------
    Name:
    Title:



SUBTENANT:

DONALDSON LUFKIN &
 JENRETTE, INC.

By: /s/ George P. Twill
     ------------------------------
     Name: George P. Twill
     Title: Sr. Vice President

                               17